Exhibit 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Fourth-Quarter and

Full-Year 2011 Results

•	Full-Year Revenues Hit a Record $6.8 Billion, with Net Income Attributable to Cliffs’ Shareholders Increasing 59% to a Record $1.6 Billion, or $11.48 Per Diluted Share

•	2011 Cash from Operations Reaches Record $2.3 Billion

•	Global Iron Ore Sales Volume Reaches 40 Million Tons

CLEVELAND—Feb. 15, 2012—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported fourth-quarter and full-year results for the period ended Dec. 31, 2011. Record full-year revenues of $6.8 billion increased $2.1 billion, or over 45%, from the previous year. Full-year operating income increased to $2.3 billion, up 85% from $1.3 billion in 2010. Net income attributed to Cliffs’ shareholders was $1.6 billion, or $11.48 per diluted share, up from $1 billion, or $7.49 per diluted share, in the prior year.

Joseph Carrabba, Cliffs’ chairman, president and chief executive officer, said, “Cliffs delivered an exceptional performance in 2011, a year highlighted with the transformational acquisition of Consolidated Thompson. With a significant organic pipeline of growth in both iron ore and metallurgical coal, Cliffs is well positioned for continued momentum in 2012 and beyond.”

2011 Highlights

In addition to achieving record-breaking financial results, Cliffs accomplished several milestones, enhancing the Company’s growth profile and increasing financial flexibility. These included:

•

Completing the C$4.9 billion (including net debt) acquisition of Consolidated Thompson, an emerging world-class iron ore producer in Eastern Canada, along with implementing the long-term capital structure to finance the deal;

•	Increasing the quarterly cash dividend rate by 100%;

•	The addition of Cliffs Natural Resources to the Fortune 500 listing;

CLIFFS NATURAL RESOURCES INC • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

•	Being ranked No. 7 on the 2011 Barron’s 500 America’s Top Companies List;

•	Advancing its safety program “Road to Zero” by reducing year-over-year injury rates across the organization by 15%; and

•	Executing a global reorganization, by realigning management responsibilities for worldwide production and commercial sales.

Fourth-Quarter Consolidated Results

Consolidated fourth-quarter revenues were $1.7 billion, a 17% increase compared with $1.4 billion in the same quarter last year. The improvement was driven by higher sales volumes and increased exposure to seaborne market pricing. Consolidated sales margin increased slightly to $496 million, from $483 million in the same period of 2010. During the fourth quarter of 2011, the Company incurred higher cost of goods sold driven by the increased sales volumes, along with higher stripping, labor and electricity costs in certain business segments.

In the fourth quarter, Cliffs’ consolidated operating income decreased to $370 million, from nearly $400 million in the prior year’s comparable quarter. This was driven by the relatively flat sales margin indicated above, and the previously disclosed $28 million pre-tax goodwill impairment charge related to the coal operations that Cliffs acquired from INR Energy in 2010.

Fourth-quarter 2011 net income attributable to Cliffs’ shareholders decreased 52% to $185 million, or $1.30 per diluted share, from $384 million, or $2.82 per diluted share, in the fourth quarter of 2010.

U.S. Iron Ore

CLIFFS NATURAL RESOURCES INC • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Volumes - In Thousands of Long Tons
Sales volume	7,763	6,455	24,243	22,978
Cliffs’ share of total production volume	6,088	6,132	23,681	21,594

Sales Margin - In Millions
Revenues from product sales and services	$1,007.9	$713.8	$3,509.9	$2,443.7
Cost of goods sold and operating expenses	612.2	471.0	1,830.6	1,655.3

Sales margin	$395.7	$242.8	$1,679.3	$788.4

Sales Margin - Per Long Ton
Revenues from product sales and services*	$120.37	$99.46	$135.53	$96.63
Cash cost**	66.34	59.27	62.70	59.63
Depreciation, depletion and amortization	3.05	2.57	3.56	2.69

Cost of goods sold and operating expenses*	69.39	61.84	66.26	62.32

Sales margin	$50.98	$37.62	$69.27	$34.31

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

Fourth-quarter 2011 U.S. Iron Ore pellet sales volume was 7.8 million tons, a 20% increase from the 6.5 million tons sold in the fourth quarter of 2010. The increase was primarily attributed to stronger demand for iron ore pellets driven by slightly higher North American steel industry capacity utilization of approximately 74%, compared to 69% in the fourth quarter of 2010.

U.S. Iron Ore fourth-quarter 2011 revenues per ton increased over 20% to $120.37, compared with $99.46 during the fourth quarter of 2010. The increase was due to stronger year-over-year iron ore pricing driven by pricing mechanisms contained in certain supply contracts that provide increased exposure to more favorable seaborne market pricing. Last year, Cliffs sold more volume under supply agreements containing formula-based pricing mechanisms that have less exposure to seaborne iron ore pricing. The impact of this was offset by sales mix shifts and, to a lesser extent, retroactive provisional pricing adjustments recorded during the fourth quarter of 2011.

Cash cost per ton in U.S. Iron Ore was $66.34, up 12% from $59.27 in the year-ago quarter. The increase was driven primarily by higher supply and maintenance spending, electricity rates and stripping activity.

Eastern Canadian Iron Ore

CLIFFS NATURAL RESOURCES INC • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Volumes - In Thousands of Metric Tons
Total sales volume	1,905	1,120	7,404	3,272
Total production volume	1,709	942	6,909	3,851

Sales Margin - In Millions
Revenues from product sales and services	$235.8	$169.7	$1,178.1	$477.7
Cost of goods sold and operating expenses	238.5	112.2	887.2	344.1

Sales margin	$(2.7)	$57.5	$290.9	$133.6

Sales Margin - Per Metric Ton
Revenues from product sales and services	$123.83	$151.52	$159.12	$146.00
Cash cost*	102.41	94.29	94.92	89.76
Inventory step-up	—	0.80	8.08	2.60
Depreciation, depletion and amortization and other non-cash costs	22.83	5.09	16.83	12.81

Cost of goods sold and operating expenses*	125.24	100.18	119.83	105.17

Sales margin	$(1.41)	$51.34	$39.29	$40.83

*	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less inventory step-up costs, purchase price adjustments, and depreciation, depletion and amortization per ton.

Fourth-quarter 2011 Eastern Canadian Iron Ore sales volume was 1.9 million tons, a 70% increase from the 1.1 million tons sold in the fourth quarter of 2010. The increase was primarily driven by approximately 1.2 million tons of incremental iron ore concentrate sales volume from the Bloom Lake Mine. Offsetting the incremental sales from Bloom Lake were decreased year-over-year production and sales from Wabush Mine. This was attributed to a number of crusher, dryer and other equipment outages that resulted in lack of pellet availability.

Eastern Canadian Iron Ore fourth-quarter 2011 revenues per ton were $123.83, down 18% from $151.52 in the prior year’s fourth quarter. The revenue-per-ton decrease was driven by product mix and lower sales rate premiums for pellet products versus the prior year’s comparable quarter. Fourth-quarter 2011 sales mix was comprised of approximately 60% iron ore concentrate sales from Bloom Lake Mine versus last year’s fourth quarter, which was comprised exclusively of a premium pellet product.

Cash cost per ton in Eastern Canadian Iron Ore was $102.41, up 9% from $94.29 in the year-ago quarter. The increase was primarily driven by the production challenges at Wabush Mine noted above, which led to lower fixed-cost leverage and approximately $9 per ton of unplanned maintenance and repair spending. Offsetting this was lower cash costs from Bloom Lake Mine of $75 per ton during the fourth quarter of 2011, including an estimated $8 per ton unfavorable impact from Cliffs’ decreased production at Bloom Lake Mine to adjust for the mine’s fourth-quarter shipping schedule.

Asia Pacific Iron Ore

CLIFFS NATURAL RESOURCES INC • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Volumes - In Thousands of Metric Tons
Total sales volume	1,816	2,634	8,588	9,238
Total production volume	2,143	2,588	8,922	9,249

Sales Margin - In Millions
Revenues from product sales and services	$236.4	$356.7	$1,363.5	$1,123.9
Cost of goods sold and operating expenses	152.3	173.0	664.0	557.7

Sales margin	$84.1	$183.7	$699.5	$566.2

Sales Margin - Per Metric Ton
Revenues from product sales and services	$130.18	$135.42	$158.77	$121.66
Cash cost*	69.22	51.75	65.57	45.88
Depreciation, depletion and amortization	14.65	13.93	11.75	14.49

Cost of goods sold and operating expenses	83.87	65.68	77.32	60.37

Sales margin	$46.31	$69.74	$81.45	$61.29

*	Cash cost per metric ton is defined as cost of goods sold and operating expenses per metric ton less depreciation, depletion and amortization per metric ton.

Fourth-quarter 2011 Asia Pacific Iron Ore sales volume decreased 31% to 1.8 million tons, compared with the prior-year quarter. The decrease was due to the combination of a planned shutdown at the port related to its’ expansion project, weather-related timing of two shipments and, to a lesser extent, industrial action within the logistics network in Western Australia.

Revenue per ton for the fourth quarter of 2011 decreased slightly to $130.18 from $135.42 in last year’s fourth quarter. This was driven by weaker year-over-year pricing for seaborne iron ore, as average spot pricing for 62% iron ore (C.F.R China) was 11% lower during the fourth quarter of 2011 than the prior year’s comparable average.

Asia Pacific Iron Ore’s fourth-quarter cash cost per ton increased 34% to $69.22 from $51.75 in last year’s fourth quarter. The increase was primarily due to lower fixed-cost leverage, higher mining costs and unfavorable foreign exchange rates compared with the year-ago quarter.

North American Coal

CLIFFS NATURAL RESOURCES INC • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Volumes - In Thousands of Short Tons
Total sales volume	988	928	4,156	3,284
Total production volume	1,624	918	5,035	3,295

Sales Margin - In Millions
Revenues from product sales and services	$123.4	$114.8	$512.1	$438.2
Cost of goods sold and operating expenses	121.4	138.0	570.5	466.8

Sales margin	$2.0	$(23.2)	$(58.4)	$(28.6)

Sales Margin - Per Short Ton
Revenues from product sales and services*	$125.10	$112.50	$118.82	$120.68
Cash cost**	98.38	118.00	112.05	108.47
Depreciation, depletion and amortization***	24.70	19.50	20.81	20.92

Cost of goods sold and operating expenses*	123.08	137.50	132.86	129.39

Sales margin	$2.02	$(25.00)	$(14.04)	$(8.71)

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization and other non-cash expenses per ton.
***	Depreciation, depletion and amortization for 2010 includes certain non-cash acquisition-related costs

For the fourth quarter of 2011, North American Coal sales volume was 988,000 tons, slightly higher than the 928,000 tons sold in the prior year’s comparable quarter. The increase was driven by significantly higher sales and production volumes from Pinnacle Mine. Slightly offsetting this was lower year-over-year sales volume from Oak Grove Mine due to severe weather that damaged the above-ground operations during 2011. Underground mining operations continued during the quarter, resulting in the Company stockpiling 1.9 million tons of raw coal (or 740,000 tons of clean coal equivalent) at quarter end.

North American Coal’s fourth-quarter 2011 revenue per ton increased 11% to $125.10, compared with $112.50 in the fourth quarter of 2010. The increase in revenue per ton was due to a higher proportion of sales of low-volatile metallurgical coal products versus 2010’s comparable quarter.

Cash cost per ton decreased 17% to $98.38 from $118.00 in the comparable quarter last year. This decrease was primarily attributed to the significantly lower cash costs per ton of $94 achieved at Pinnacle Mine during the quarter driven largely by higher production in the fourth quarter of 2011.

Sonoma Coal and Amapá

In the fourth quarter of 2011, Cliffs’ share of sales volume for its 45% economic interest in Sonoma Coal was 360,000 tons. Revenues and sales margin generated for Cliffs were $58.9

CLIFFS NATURAL RESOURCES INC • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

million and $16.3 million, respectively. Revenue per ton at Sonoma was $163.78, with cash costs of $80.80 per ton.

Cliffs has a 30% ownership interest in Amapá, an iron ore operation in Brazil. During the fourth quarter of 2011, Amapá produced approximately 1.3 million tons and earned equity income of $9.6 million for Cliffs’ share of the operation.

Capital Structure, Cash Flow and Liquidity

At Dec. 31, 2011, Cliffs had $522 million of cash and cash equivalents. During the quarter, Cliffs repurchased the one million shares remaining under the authorized share repurchase plan approved by Cliffs’ Board of Directors in August 2011. At year end, Cliffs had acquired a total of four million shares at an average weighted cost of $72 per share and a total investment of approximately $290 million.

At Dec. 31, 2011, the Company had $3.6 billion in long-term debt and no borrowings drawn on its $1.75 billion revolving credit facility. For full-year 2011, Cliffs reported depreciation, depletion and amortization of $427 million and generated a record-breaking $2.3 billion in cash from operations.

Outlook

Cliffs is maintaining its 2012 business segment outlook, which was previously disclosed on Jan. 26, 2012. Assumptions in this outlook include an average 2012 spot price for 62% Fe seaborne iron ore of approximately $150 per ton (C.F.R. China).

The table below summarizes the 2012 outlook by business segment.

	2012 Outlook Summary
	U.S. Iron Ore (1)	Eastern Canadian Iron Ore (2)	Asia Pacific Iron Ore (3)	North American Coal (4)
Sales volume (million tons)	23	12	11	7.2
Revenue per ton	$115 - $125	$135 - $145	$135 - $145	$140 - $150
Cash cost per ton	$60 - $65	$70 - $75	$65 - $70	$105 - $110
DD&A per ton	$5	$19	$13	$16

(1)	U.S. Iron Ore tons are reported in long tons.
(2)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)	North American Coal tons are reported in short tons, F.O.B. the mine.

CLIFFS NATURAL RESOURCES INC • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Outlook for Sonoma Coal and Amapá (Metric tons, F.O.B. the port)

Cliffs has a 45% economic interest in Sonoma Coal. For 2012, the Company is maintaining its equity sales and production volume expectations of approximately 1.6 million tons. The approximate product mix is expected to be two-thirds thermal coal and one-third metallurgical coal. Cash cost per ton is expected to be approximately $110. For 2012, depreciation, depletion and amortization is expected to be approximately $14 per ton.

Cliffs expects Amapá to contribute over $30 million in equity income in 2012.

SG&A Expenses & Other Expectations

Cliffs’ full-year 2012 SG&A expense expectation is approximately $325 million. The year-over-year increase in SG&A expense is primarily driven by an increase in growth-related corporate projects.

The Company expects to incur cash outflows of approximately $165 million to support future growth, comprised of approximately $90 million related to exploration and drilling programs and approximately $75 million related to its chromite project in Ontario, Canada.

For 2012, Cliffs anticipates a full-year effective tax rate of approximately 25%. In addition, Cliffs expects its full-year 2012 depreciation, depletion and amortization to be approximately $620 million.

2012 Capital Budget Update and Other Uses of Cash

For 2012, based on the Company’s outlook, Cliffs anticipates generating cash flow from operations of approximately $1.9 billion.

Cliffs is also maintaining its previously disclosed 2012 capital expenditures budget of approximately $1 billion, comprised of approximately $300 million in sustaining capital and $700 million in growth and productivity-improvement capital.

Cliffs will host a conference call to discuss its fourth-quarter 2011 results tomorrow, Feb. 16, 2012, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs’ website: www.cliffsnaturalresources.com.

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually

CLIFFS NATURAL RESOURCES INC • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and two iron ore mining complexes in Western Australia. The Company also has a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. In addition, Cliffs has a major chromite project, in the pre-feasibility stage of development, located in Ontario, Canada.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Forward-looking Statements

This release contains “forward-looking” statements within the safe harbor protections of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond Cliffs’ control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including: the uncertainty or weakness in global economic and/or market conditions; trends affecting our financial condition, results of operations or future prospects, particularly any slowing of the economic growth rate in China for an extended period; Cliffs’ ability to achieve the synergies and the strategic and other objectives related to the acquisition of Consolidated Thompson; the outcome of any contractual disputes with our customers or significant suppliers of energy, materials or services; the amount and timing of any insurance recovery proceeds with respect to Oak Grove Mine; the impact of price-adjustment factors on our sales contracts; availability of capital equipment and component parts; the failure of plant, equipment or processes to operate as anticipated; unanticipated downturns in business relationships with customers or their purchases from us; customers’ ability to meet their obligations to us on a timely basis or at all; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; our ability to obtain any permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity; new laws and governmental regulations; the ability to achieve planned production rates or levels; our actual economic ore reserves; reductions in current resource estimates; the ability to maintain adequate liquidity and successfully implement our financing plans; other problems or uncertainties with productivity, third-party contractors, labor disputes, weather conditions, natural disasters, tons mined, changes in cost factors, the supply or price of energy, transportation, mine-closure obligations and employee benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company’s most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

SOURCE: Cliffs Natural Resources Inc.

GLOBAL COMMUNICATIONS AND INVESTOR RELATIONS CONTACTS:

Steve Baisden

Vice President, Investor Relations and Communications

CLIFFS NATURAL RESOURCES INC • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

(216) 694-5280

Jessica Moran

Manager, Investor Relations

(216) 694-6532

Patricia Persico

Sr. Manager, Global Communications

(216) 694-5316

FINANCIAL TABLES FOLLOW

# # #

CLIFFS NATURAL RESOURCES INC • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,589.3	$1,341.9	$6,551.7	$4,416.8
Freight and venture partners’ cost reimbursements	73.2	82.2	242.6	265.3

	1,662.5	1,424.1	6,794.3	4,682.1
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,166.3)	(940.6)	(4,105.7)	(3,155.6)

SALES MARGIN	496.2	483.5	2,688.6	1,526.5
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(81.0)	(58.5)	(274.4)	(202.1)
Exploration costs	(25.1)	(14.5)	(80.5)	(33.7)
Impairment of goodwill	(27.8)	—	(27.8)	—
Consolidated Thompson acquisition costs	(0.4)	—	(25.4)	—
Miscellaneous - net	8.5	(11.9)	68.1	(20.5)

	(125.8)	(84.9)	(340.0)	(256.3)

OPERATING INCOME	370.4	398.6	2,348.6	1,270.2
OTHER INCOME (EXPENSE)
Gain on acquisition of controlling interests	—	—	—	40.7
Changes in fair value of foreign currency contracts, net	1.4	15.0	101.9	39.8
Interest income	1.9	1.5	9.5	9.9
Interest expense	(47.3)	(29.1)	(216.5)	(70.1)
Other non-operating income (expense)	(1.3)	5.5	(2.0)	12.5

	(45.3)	(7.1)	(107.1)	32.8

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY INCOME FROM VENTURES	325.1	391.5	2,241.5	1,303.0
INCOME TAX EXPENSE	(123.4)	(11.4)	(420.1)	(293.5)
EQUITY INCOME FROM VENTURES	6.9	5.1	9.7	13.5

INCOME FROM CONTINUING OPERATIONS	208.6	385.2	1,831.1	1,023.0
LOSS FROM DISCONTINUED OPERATIONS, net of tax	0.1	(1.1)	(18.5)	(3.1)

NET INCOME	208.7	384.1	1,812.6	1,019.9
LESS: INCOME ATTRIBUTABLE TO
NONCONTROLLING INTEREST	23.3	—	193.5	—

NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$185.4	$384.1	$1,619.1	$1,019.9

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$1.30	$2.85	$11.68	$7.56
Discontinued operations	—	(0.01)	(0.13)	(0.02)

	$1.30	$2.84	$11.55	$7.54

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$1.30	$2.83	$11.61	$7.51
Discontinued operations	—	(0.01)	(0.13)	(0.02)

	$1.30	$2.82	$11.48	$7.49

AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	142,247	135,360	140,234	135,301
Diluted	143,087	136,254	141,012	136,138

CASH DIVIDENDS DECLARED PER SHARE	$0.28	$0.14	$0.84	$0.51

CLIFFS NATURAL RESOURCES INC • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$521.6	$1,566.7
Accounts receivable	304.2	359.1
Inventories	475.7	269.2
Supplies and other inventories	216.9	148.1
Deferred and refundable taxes	21.9	43.2
Derivative assets	82.1	82.6
Other current assets	168.3	114.8

TOTAL CURRENT ASSETS	1,790.7	2,583.7

PROPERTY, PLANT AND EQUIPMENT, NET	10,524.6	3,979.2

OTHER ASSETS
Investments in ventures	526.6	514.8
Goodwill	1,152.1	196.5
Intangible assets, net	147.0	175.8
Deferred income taxes	209.5	140.3
Other non-current assets	191.2	187.9

TOTAL OTHER ASSETS	2,226.4	1,215.3

TOTAL ASSETS	$14,541.7	$7,778.2

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$380.3	$266.5
Accrued employment costs	144.2	129.9
Income taxes payable	265.4	103.4
State and local taxes payable	59.1	38.9
Below-market sales contracts - current	52.7	57.1
Current portion of term loan	74.8	—
Accrued expenses	165.0	56.5
Accrued royalties	77.1	80.2
Deferred revenue	126.6	215.6
Other current liabilities	148.1	80.6

TOTAL CURRENT LIABILITIES	1,493.3	1,028.7
POSTEMPLOYMENT BENEFIT LIABILITIES	665.8	528.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	222.0	184.9
DEFERRED INCOME TAXES	1,062.4	63.7
LONG-TERM DEBT	3,608.7	1,713.1
BELOW-MARKET SALES CONTRACTS	111.8	164.4
OTHER LIABILITIES	338.0	256.7

TOTAL LIABILITIES	7,502.0	3,939.5
EQUITY
CLIFFS SHAREHOLDERS’ EQUITY	5,785.0	3,845.9
NONCONTROLLING INTEREST	1,254.7	(7.2)

TOTAL EQUITY	7,039.7	3,838.7

TOTAL LIABILITIES AND EQUITY	$14,541.7	$7,778.2

CLIFFS NATURAL RESOURCES INC • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544